SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  [ ]

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[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))
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[X]      Soliciting Material Pursuant to Rule 14a-12

                          Battle Mountain Gold Company
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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         (1)  Title of each class of securities to which transaction applies:
              N/A
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              pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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

On June 21, 2000, Battle Mountain Gold Company, a Nevada corporation (the "Company"), announced that it had entered into an Agreement and Plan of Merger, dated as of June 21, 2000, among the Company, Newmont Mining Corporation, a Delaware corporation ("Newmont"), and Bounty Merger Corp., a Nevada corporation and wholly-owned subsidiary of Newmont (the "Merger Agreement"), pursuant to which the Company will become a wholly-owned subsidiary of Newmont. In connection with the transactions contemplated under the Merger Agreement, each share of the Company's common stock and each exchangeable share of Battle Mountain Canada Ltd., a subsidiary of the Company, will be converted into the right to receive 0.105 shares of Newmont's common stock. In addition, each share of the Company's $3.25 convertible preferred stock will be converted into one share of a new class of $3.25 convertible preferred stock of Newmont having terms and conditions substantially identical to those of the Company's preferred stock.

A copy of the joint press release of the Company and Newmont issued on June 21, 2000 is attached hereto (the "Press Release"). The Company and the following persons named below may be deemed to be "participants" in the solicitation of proxies from the stockholders of the Company in connection with the meeting of the stockholders of the Company to be held to consider the approval of the Merger Agreement.

The participants in this solicitation may include (i) the directors of the
Company: Karl E. Elers (Chairman), Ian D. Bayer, Douglas J. Bourne, David L. Bumstead, Delo H. Caspary, Charles E. Childers, David W. Kerr, Terrence A. Lyons, Mary Mogford and William A. Wise and (ii) the following officers of the
Company: John A. Keyes (President and Chief Operating Officer), Phillips S. Baker, Jr. (Vice President, Chief Financial Officer), Joseph J. Baylis (Senior Vice President, Corporate Development), Ian Atkinson (Senior Vice President, Operations and Exploration), Thomas P. Bausch (Treasurer), Stanford M. Haley (Vice President, Human Resources), Jeffrey L. Powers (Vice President and Controller) and Greg V. Etter (Vice President and General Counsel).

As of June 20, 2000, David L. Bumstead and David W. Kerr may be deemed to beneficially own 65,242,526 shares of the Company's common stock, although they have each advised the Company that they disclaim beneficial ownership thereof. The remaining directors and officers of the Company beneficially own in the aggregate less than 1% of the common stock of the Company.

Set forth below is the full text of the Press Release:

                     [Letterhead of the Company and Newmont]

Newmont:
Media Contact:       Doug Hock                 Investor Contact:  Wendy Yang
                     303-837-5812                                 303-837-6141

Battle Mountain:
        Contact:     Les Van Dyke
                     713-653-7248

BATTLE MOUNTAIN GOLD AND NEWMONT MINING AGREE TO MERGER

         HOUSTON, June 21, 2000 - Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) and Newmont Mining Corporation have entered into a merger transaction under which Battle Mountain Gold will become a wholly-owned subsidiary of Newmont Mining. Each of Battle Mountain Gold's 230 million shares of common stock and exchangeable shares will be exchanged for 0.105 shares of Newmont common stock. The transaction will be accounted for as a pooling of interests.

         The combination will consolidate the two companies' strategic land positions in Nevada and generate company-wide sustainable cash savings of approximately $30 million a year. The transaction is immediately accretive to Newmont shareholders in terms of reserves, production, earnings and net asset value. It is cash flow neutral until Battle Mountain Gold's Phoenix project is in operation and accretive thereafter. The transaction is also accretive to Battle Mountain Gold's shareholders in terms of cash flow, earnings and net asset measures. Based on closing stock prices on June 20, 2000, Battle Mountain Gold shareholders will receive a 25 percent premium, retain their leverage to the gold price and have an interest in a larger, more liquid and financially stronger company.

         The transaction is expected to be completed this Fall, following customary regulatory approvals and approval by Battle Mountain Gold shareholders. Noranda Inc., which owns 28 percent of Battle Mountain Gold, has agreed to vote its shares in favor of the merger.

         "After a thorough review of the Phoenix project, which is the prime attraction for us, we concur with Battle Mountain Gold's management that it is one of the best undeveloped gold properties in North America," said Ronald C. Cambre, Newmont's chairman and chief executive officer. "Located within 30 miles of Newmont's Lone Tree complex, Phoenix provides an excellent fit with our Nevada infrastructure. We also acquire attractive, low-cost assets in Canada, Bolivia and Australia and will have the opportunity to broaden our workforce through the addition of talented people from the Battle Mountain Gold organization."

         "This merger presents an outstanding opportunity for Battle Mountain Gold shareholders to participate in one of the strongest and largest precious metals producers in the industry," said Karl Elers, Chairman and Acting CEO of Battle Mountain Gold. "Both companies contribute low operating costs, high quality reserves and major operations that will complement each others' infrastructure in Nevada."

         Newmont will proceed aggressively with permitting, development and further exploratory drilling on the Phoenix property, which had year-end reserves of 5.7 million ounces of gold and 430 million pounds of copper. The company believes the project, as well as Battle Mountain Gold's adjacent land holdings, have the potential for a significant increase in reserves. With permitting expected to be finalized by mid 2001, the mine and a leach operation could be in production by early 2002 with the start-up of a 30,000 ton-per-day mill a year later. Production is estimated to average 390,000 ounces of gold,
1.35 million ounces of silver and 27.5 million pounds of copper a year. Current reserves indicate a minimum mine life of 13-years.

         Synergies and opportunities from the merger include:

         o Capital savings of $25 million to $30 million from the use at Phoenix of surplus mining equipment from the Mesquite mine in California and Mule Canyon in Nevada, where deposits are being mined out.
         o Processing the gold/copper concentrate from Phoenix through Newmont's Lone Tree autoclave, thereby eliminating smelting costs, reducing transportation charges and increasing recovery rates for gold and copper.
         o Application of Newmont's Gold Medal Performance program and global purchasing initiatives at each Battle Mountain Gold location.
         o Consolidation of exploration and administrative personnel worldwide.

         Based in Houston, Battle Mountain Gold was formed as a spin-off of Pennzoil Company in 1985 and merged with Hemlo Gold Mines in 1996. The company had proven and probable reserves at year-end 1999 of 9.9 million ounces of gold. The company has estimated production of 760,000 ounces in 2000 rising to more than 900,000 ounces when Phoenix comes into operation in 2003. Total cash costs were $168 an ounce in the first quarter of 2000. In addition to Phoenix, the company has the Golden Giant and Holloway mines in northern Ontario; Kori Kollo in Bolivia and 50 percent of Vera/Nancy in Australia. It also has an interest in Lihir Gold Limited in Papua New Guinea. The company employs 1,500 people.

         Newmont, founded in 1921, acquired Santa Fe Pacific Gold Corporation in 1997 to become North America's largest gold producer. It reported reserves of
56.6 million ounces of gold at December 31, 1999. It has estimated production for 2000 at 4.7 million ounces of gold and had cash costs of $176 an ounce in the first three months of the year. The company's core assets are in Nevada, Peru and Indonesia, with other operations in California, Mexico and Uzbekistan. The company has an employee base of 9,300.

         "The successful acquisition of Santa Fe and our ability to generate significant and sustained savings through the integration of adjacent assets is the model we will follow with Battle Mountain Gold," Cambre said. "While we are reviewing optimal mining rates and processing options for Phoenix, we will achieve significant savings in capital and operating costs by utilizing our existing equipment and facilities compared with Battle Mountain Gold's stand-alone plan. As a result, Phoenix will be one of our lowest cost operations in Nevada."

         Upon completion of the merger, Newmont's outstanding shares will increase to approximately 192.2 million. The company expects to assume Battle Mountain Gold's 2.3 million shares of convertible preferred stock as well as $199 million in long-term debt. Net debt to total capitalization after the transaction of 40 percent will be essentially unchanged.

         Following the merger, Newmont will have reserves of 66.5 million ounces of gold (the third highest in the world), 232.8 million ounces of silver and 6.1 billion pounds of copper. North America will account for 56 percent of the company's gold reserves versus 52 percent today. The company will retain its position as the second largest gold producer in the world, with estimated production in 2000 of 5.4 million ounces of gold at a total cash cost of under $170 an ounce.

         "This transaction is part of a much needed consolidation in the industry," Cambre said. "It will enable us to better rationalize our Nevada assets and determine the optimum investment and production levels to achieve the best return for our shareholders."

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

This press release includes forward-looking information and statements about Newmont Mining Corporation, Battle Mountain Gold Company and the combined company after completion of the transaction that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipates," "believes," "intends," "estimates" and similar expressions. The forward-looking information and statements in this press release are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Newmont and Battle Mountain, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public filings with the U.S. Securities and Exchange Commission (SEC) made by Newmont and Battle Mountain; risks and uncertainties with respect to the parties' expectations regarding the timing, completion and accounting and tax treatment of the merger, the value of the merger consideration, production and development opportunities, conducting worldwide operations, earnings accretion, cost savings, revenue enhancements, synergies and other benefits anticipated from the transaction; and the effect of gold price and foreign exchange rate fluctuations, and general economic conditions such as changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, the occurrence of significant natural disasters, civil unrest and general market and industry conditions.

ADDITIONAL INFORMATION

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Battle Mountain in connection with the proposed merger, and their interests in the solicitation, are set forth in a Schedule 14A filed on the date of this press release with the SEC. Newmont and Battle Mountain will be filing a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the U.S. SEC. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Newmont may be obtained free of charge by contacting Newmont Mining Corporation, 1700 Lincoln Street, Denver, CO 80203, (303) 863-7414. Documents filed with the SEC by Battle Mountain will be available free of charge by contacting Battle Mountain Gold Company, 333 Clay Street, 42nd Floor, Houston, Texas 77002, (713) 650-6400. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.